UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2009
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
With respect to the entry into the Contingent Value Rights Agreement (as defined below) by Clinical Data, Inc. (the “Company”), the response to this item is contained in Item 2.01 Completion of Acquisition or Disposition of Assets below and is incorporated by reference herein in its entirety.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On May 28, 2009, Company closed its previously announced acquisition of Avalon Pharmaceuticals, Inc. (“Avalon”) pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008 (as amended on January 12, 2009 and March 30, 2009, the “Merger Agreement”), by and among the Company, Avalon and API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Company (“API”). In accordance with the terms of the Merger Agreement, API was merged with and into Avalon with Avalon continuing as the surviving corporation and as an indirect wholly-owned subsidiary of the Company. The transaction was valued at approximately $10 million.
Under the terms of the Merger Agreement, the common stockholders of Avalon will receive 0.0470 newly issued, publicly registered shares of common stock of the Company in exchange for each share of their Avalon common stock and a contingent value right (the “Contingent Value Right”) through which each holder of a share of Avalon common stock is entitled to receive up to 0.01175 shares of the Company’s common stock. Each Avalon shareholder is entitled to receive all or a portion of the Company’s common stock issuable pursuant to the Contingent Value Right upon payment (each such payment, a “Milestone Payment”) received by Avalon or its affiliates (including the Company following the closing of the merger) under either Avalon’s Exclusive License and Research Collaboration Agreement (the “Merck Agreement”) with Merck & Co. Inc. (“Merck”) or Avalon’s Amended Pilot Study Agreement with Novartis Institutes for Biomedical Research, Inc. at any time during the period commencing on October 27, 2008 through and including June 30, 2010 (up to a maximum aggregate amount of $5 million in Milestone Payments). On May 7, 2009, as part of the termination of the Merck Agreement, Merck paid Avalon a termination payment of $4 million. As a result of the receipt of this $4 million payment from Merck, a milestone payment of $4 million has been received under the terms of the Contingent Value Rights Agreement (described below). As a consequence of the receipt of this milestone payment, each Contingent Value Right will represent the right to receive at least 0.00940 of a share of the Company’s common stock. Because of the termination of the Merck Agreement, no other payments will be received by Avalon from Merck under the Merck Agreement, and therefore, no additional Milestone Payments will be received under the Contingent Value Rights relating to the Merck Agreement.
On May 28, 2009, the Company and American Stock Transfer and Trust Co., a New York corporation, as Rights Agent (“AST”), entered into a Contingent Value Rights Agreement (the “Contingent Value Rights Agreement”), pursuant to which the parties agreed to the terms of the payment and exchange of Contingent Value Rights for shares of Company’s common stock and the Company agreed to indemnify AST for losses arising out of AST’s services as the Rights Agent.
The foregoing description of the Merger described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 31, 2008, as amended by First

Amendment to the Merger Agreement (the “First Amendment”), filed as Exhibit 2.2 to the Amendment No. 1 to the Company’s Registration Statement (Registration No. 333-156011) on Form S-4 and as further amended by the Second Amendment to the Merger Agreement (the “Second Amendment”), filed as Exhibit 2.3 to the Amendment No. 2 to the Company’s Registration Statement (Registration No. 333-156011) on Form S-4 and are incorporated herein by reference. The description of the Contingent Value Rights Agreement described in this report is qualified in its entirety by reference to the Contingent Value Rights Agreement, filed as Exhibit 99.2 hereto, and incorporated herein by reference. The Merger Agreement, the First Amendment, the Second Amendment and the Contingent Value Rights Agreement have been included to provide information regarding their terms. They are not intended to provide any other actual information about the Company. Such information can be found elsewhere in this Form 8-K and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.
Item 8.01. Other Events.
On May 28, 2009, the Company issued a press release announcing the closing of the merger with Avalon referred to in Item 2.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.
The financial statements of Avalon for the periods required by Rule 3-05(b) of Regulation S-X will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must have been filed.
(b)	Pro forma financial information.
Pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must have been filed.
(d)	Exhibits.
99.1	Press release issued by Clinical Data, Inc. on May 28, 2009.

99.2	Contingent Value Rights Agreement dated May 28, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: June 3, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Clinical Data, Inc. on May 28, 2009.

99.2	Contingent Value Rights Agreement dated May 28, 2009